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                                                                  Exhibit (a)(9)

                                 AMENDMENT NO. 8
                         TO THE DECLARATION OF TRUST OF
                                 NORTHERN FUNDS
                          (A DELAWARE STATUTORY TRUST)

      The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Funds on May 6, 2005.

      RESOLVED, that the elimination of the Northern Funds Tax-Exempt Money Market Fund and MarketCommand Fund (also known as the MarketPower Fund and the Blue Chip 20 Fund) (together, the "Funds"), be, and it hereby is, approved;

      FURTHER RESOLVED, that the Agreement and Declaration of Trust (the "Declaration of Trust") be amended for the purpose of abolishing and eliminating the Funds, pursuant to Article V, Section 2 of the Declaration of Trust; and

      FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such filing is appropriate.

Date: May 6, 2005                                  /s/ Jeffrey A. Dalke
                                                   -------------------------
                                                   Jeffrey A. Dalke
                                                   Secretary